Exhibit 10.2

EMPLOYMENT AGREEMENT
BETWEEN DYNAMIC APPLICATIONS CORPORATION
AND
AMIR ELBAZ

THIS AGREEMENT made effective as of the 1st day of November, 2008, (“Effective Date”) by and between Dynamic Applications Corporation, a Delaware corporation with a principal place of business at46 Techelet Street, Modiin, Israel 71700 (hereafter the "Company"), and Amir Elbaz, with a principal place of business at 147 East 82nd Street, New York, New York 10028 (hereafter the "Employee").

RECITALS:

WHEREAS, the Company is engaged in the business of developing, marketing, managing and operating proprietary technologies and intends to enter into new areas in the field of renewable power generation around the world (the "Business");

WHEREAS, the Company desires to engage Employee to provide certain services related to the development and operation of the Business; and

WHEREAS, Employee desires to render such services.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Employment.

     (a)     The Company hereby engages Employee as its President and Chief Executive Office who shall supervise and manage all aspects of the Company, and Employee hereby accepts the appointment to serve in each capacity at the Company. During the term of this Agreement, Employee will be responsible to report to the Board of Directors.

     (b)     Employee hereby accepts such appointment subject to the provisions and conditions of this Agreement.

2.      Term of Agreement.

The employment period shall begin upon the Effective Date and shall continue thereafter until the third (3rd) anniversary of the Effective Date (the “Term”), unless sooner terminated pursuant to section 6 of this Agreement.

The parties may agree by written amendment to continue this Agreement after that date on a year to year basis.

3.      Employee's Duties. Employee shall devote so much of his time and attention to the affairs of the Company. Employee shall perform the duties of President and Chief Executive Officer (the “Duties”). Nothing in this Agreement shall restrict Employee, however from expending his personal time on his own ventures or investments so long as: (i) such activities are consistent with Employee's Duties with the Company; (ii) such activities and time commitments do not impair the effective performance of his Duties for the Company; (iii) such activities do not, directly or indirectly, compete with the Business of the Company or violate his confidentially and intellectual property obligations; and (iv) Employee discloses to the Board of Directors any activity that may result conflict of interest with his duties.

     (a)      Employee will cooperate with the Company in any efforts by the Company to obtain a life insurance policy on the life of Employee for the benefit of the Company.

4.      Company's Duties.

     (a)      The Company shall:

          (i)      Compensate Employee as set forth in Section 5 below.

          (ii)      Furnish the Employee with a suitable private office, and such equipment, supplies, instruments, and clerical and staff support as are reasonable and necessary to fulfil his Duties as set forth in this Agreement.

          (iii)      Furnish Employee with such data, materials, documents and other information as are reasonable and necessary to fulfil his responsibilities and Duties as set forth in this Agreement.

          (iv)      Reimburse Employee for all reasonable out of pocket business expenses he incurs to fulfil the terms of this Agreement, approved by the Company in accordance with its policies, rules, standards, and/or procedures governing such expenses, including without limitation, those for travel, lodging, food, telephone, facsimile and other electronic voice or data transmissions. Employee shall submit periodic reports of such expenses on forms with supporting documentation as the Company shall prescribe for its executive employees and the Company shall pay such reimbursement within forty-five (45) days of such submissions.

     (b)      The Company, upon approval of the Board of Directors, may pay additional compensation to Employee as a member of management and/or for serving on the Board of Directors beyond that amount set forth in Section 5 below. The Board may approve such additional compensation if it views such additional compensation to be in the best interest of, and fair to the Company. Such additional compensation may be in the form of, without limitation, stock options, warrants, or performance bonuses.

5.      Compensation.

     (a)      The Company shall pay Employee, at a minimum, a base annual salary of $180,000 ("Base Compensation") for each of the three (3) years during the Term of this Agreement. Compensation shall be in monthly instalment payable on the last day of each month, except as the parties may agree to another installment practice with the consent of the Board of Directors from time to time. There shall be no adjustment for cost of living increases or Consumer Price Index increases. This compensation is subject to Section 5(d) below. Notwithstanding the above, the Compensation for the initial two months of the Term shall be deferred and be paid on or before January 30th, 2009.

(b)      On or before January 7th, 2009 the Company shall issue Employee with two million two hundred thousand (2,200,000) shares of common stock of the Company (“Employee’s Shares”). The purchase price of the Employee’s Shares shall be $0.01 per share of common stock.

(c)      On or before January 7th, 2009 the Company shall issue Employee with one million one hundred (1,100,000) thousand options to purchase shares of common stock of the Company (“Employee’s Options”). Two hundred seventy five thousand (275,000) of Employee’s Option shall be vested starting the first anniversary of this Agreement and continue for three subsequent anniversaries thereafter, subject to the Employee's continued employment on the end of each anniversary. The exercise price of the Employee’s Options shall be $0.01 per share of common stock. In the event of termination of Employee’s employment with the Company for any reason, excluding termination for Cause; all Employee’s Options shall be immediately vested in full and exercisable as of the date of termination of the employment. A notice of termination of employment shall be deemed to constitute termination of employment. The Employee’s Options may be exercised within a period of ninety (90) days after the date of such termination.

(d)      On or before February 1st, 2009 the Company shall issue Employee with one million one hundred (1,100,000) thousand options to purchase shares of common stock of the Company (“Employee’s Performance Options”). Two hundred seventy five thousand (275,000) of Employee’s Option shall be vested starting the first anniversary of this Agreement and continue for three subsequent anniversaries thereafter, subject to the Employee's continued employment on the end of each anniversary. The exercise price of the Employee’s Options shall be $1.00 per share of common stock. In the event of termination of Employee’s employment with the Company for any reason, excluding termination for Cause; all Employee’s Performance Options shall be immediately vested in full and exercisable as of the date of termination of the employment. A notice of termination of employment shall be deemed to constitute termination of employment. The Employee’s Performance Options may be exercised within a period of ninety (90) days after the date of such termination.

In the event of change of control of the Company during the Employee’s employment with the Company, all Employee’s Options and Employee’s Performance Options shall accelerate and become vested in full and exercisable as of the date of singing a Definitive Agreement for the acquisition of the Company by a third party (i.e., sale of more than 51% of shares of Company to a third party who is not a Company’s stockholder of record as constituted immediately prior to such acquisition).

     (e)      Employee shall be eligible to participate in coverage under the Company's employee and insurance plans or programs and other employee benefit plan or programs, if any, at least equal to the coverage provided to other full-time executives of the Company. In the event such coverage is not available, the Company shall compensate employee for COBRA payment made by employee for him and his immediate family.

     (f)      Employee may be paid additional compensation (as a member of management and/or the Board of Directors) as the Board may approve from time to time pursuant to Section 4(b) above.

     (g)      If requested by Employee, Employee shall be provided with a Company car on a full time basis to meet his commuting needs. All associated costs including but not limited to parking, gas, tolls and insurance shall be covered by the Company.

6.     Termination.

     ( 6.1 Early Termination.

(a)
During the Term of this Agreement, the Company may terminate the Employ’s employment without Cause as defined below for any reason with the consent of the majority of the Company's Board of Directors by giving him thirty (30) day advance written notice (“Company Notice Period”). If the Company terminates the Employee during the Term without Cause he will be provided with special one lump severance payment equal to 6 month salary installments in addition to what he is entitled under section 5 hereof.

6.2	Termination by the Company for “Cause.”

(b)
The Company may terminate the Employee employment for Cause thirty (30) days after the date on which the Employee shall have received written notice from the Board of Directors of the Company that it has decided to terminate his employment for Cause, which notice shall specify the nature of such Cause.

(c)
For all purposes under this Agreement “Cause” shall mean: (i) the failure of the Employee to diligently perform his duties to the Company, after having been provided written notice and 30 days to cure such failure; (ii) the engaging by the Employee in willful, reckless or negligent misconduct which is determined by the Board of Directors to be materially injurious to the Company or any of its affiliates (monetarily or otherwise); (iii) the Employee pleading guilty or no contest to, or conviction of, any felonious crime; (iv) the Employee’s fraudulent misappropriation, embezzlement or willful and material damage of or to any property of the Company; or (v) conduct by Employee constituting a breach of any statutory or judicially imposed fiduciary duty of care or loyalty to the Company .

(d)	No severance payments will be paid to the Employee under this Agreement on account of a termination for Cause.

(e)	6.3Resignation

(f)	The Employee may terminate his employment by giving the Company ninety (90) day advance written notice.

Disability or Death

(g)
In the event that Employee is unable for a period of one hundred eighty (180) consecutive days to substantially perform his Duties under this Agreement by reason of illness or incapacity during the Term of this Agreement. The Company may terminate his employment because of such disability with 30 days notice. In such termination the Employee will be provided with a special one lump severance payment equal to 6 month salary installments.

(h)
In the event of the death of the Employee during the Term, the Employment shall terminate on the date of death and the Employee's designated beneficiary or, if none, his estate shall be entitled to receive (i) any accrued and unpaid Base Compensation, and Benefits through such date of death and (ii) continued monthly installments for six months following the date of death

7. Confidentiality and Intellectual Property Agreement.

(a) As a condition precedent to the entering into effect of this Agreement, the Employee shall execute the Confidentiality, and Intellectual Property Assignment Agreement attached hereto as Exhibit A, and any replacement assignment agreement as may be proposed by the Company from time to time.

(b)	The confidentiality provisions of Exhibit A are intended to supplement and not supersede the applicable provisions of the Uniform Trade Secrets Act, to the fullest extent applicable.

8.      Restrictive Covenants.

     (a)      For a period of one (1) year after the expiration or termination of this Agreement for any reason whatsoever, Employee shall not, directly or indirectly, engage in activities for, nor render services (similar or reasonably related to those in which Employee shall have rendered to the Company) to, any person, entity, firm, business organization which directly or indirectly competes with the Business of the Company to the extent and insofar as such competition is based on or exploits the Confidential Information or Inventions (defined below) of the Company, whether now existing or hereafter established, nor shall Employee entice, induce or encourage any of the Company's employees to engage in any activity which, were it done by Employee, would violate any provision of this section.

     (b)      For a period of one (1) year after the expiration or termination of this Agreement for any reason whatsoever, Employee shall not, directly or indirectly, solicit the Company's employees or independent contractors to leave their employ or terminate their contracts with the Company.

              Upon Employee's written request to the Company specifying the activities proposed to be conducted by Employee, the Company may in its discretion give Employee written approval(s) to personally engage in any activity or render services referred to in Subsection (a) upon receipt of written assurances (satisfactory to the Company and its counsel) from Employee and from Employee's prospective employer(s), partner(s) or company that the integrity and provisions of this Section will not in any way be jeopardized or violated by such activities, provided the burden of so establishing the foregoing to the satisfaction of the Company and its counsel shall be upon Employee and his prospective employer(s), partner(s) or company

     (c)      The parties acknowledge that they have attempted to limit Employee's right to compete only to the extent necessary to protect the Company from unfair competition. However, the parties hereby agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court or other competent trier of fact may modify and enforce the covenant to the extent that it finds the covenant to be reasonable under the circumstances existing at the time.

     (d)      Employee further acknowledges that: (1) in the event this Agreement with the Company terminates for any reason, he will be able to earn a livelihood without violating the foregoing restrictions; and (2) that his ability to earn a livelihood without violating such restrictions is a material condition to his retention by the Company.

     (e)      Employee's duties under this Section 8 shall survive termination of this Agreement, however, Employee's duties under this Section 8 shall not survive termination of this Agreement without Cause as defined herein in section 6 (iii) (F). recommended to delete Employee acknowledges that a remedy at law for any breach or threatened breach by Employee of this Section 8 may be inadequate, and Employee therefore agrees that the Company shall be entitled to all available remedies in law including injunctive relief in case of any such breach or threatened breach.

9.      Warranty Against Prior Existing Restriction. Employee represents and warrants to the Company that he is not a party to any agreement containing a non-competition clause or other restriction with respect to: (a) the services which he is required to perform hereunder; or (b) the use or disclosure of any information directly or indirectly related to the Company's business, or to the services he is required to render pursuant hereto.

10.     Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement and its exhibit shall be enforced to the fullest extent permissible under the laws and public policy of each jurisdiction in which enforcement is sought. Accordingly, if any particular provision, section, or subsection of this Agreement or its exhibit is adjudged by any court of law to be void or unenforceable, in whole or in part, such adjudication shall not be deemed to affect the validity of the remainder of the Agreement, including any other provision, section, or subsection. In addition, if any one or more of the provisions contained in this Agreement or its exhibit shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Each provision, section, and subsection of this Agreement and its exhibit is declared to be separable from every other provision, section, and subsection and constitutes a separate and distinct covenant.

12.     Entire Agreement. This Agreement and its exhibit contain the entire understanding of the parties and supersede all previous verbal and written agreements. There are no other agreements, representations, or warranties not set forth herein.

13.     Notices. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested postage prepaid, addressed to the Company or Employee at their last known addresses. Addresses are as follows:

If to the Company: 46 Techelet Street
Modiin, Israel 71700
Attention: Chairman of the Board of Directors

With Copy to:  PEARL COHEN ZEDEK LATZER LLP
1500 Broadway, 12th Floor
New York, NY10036
Attention: Doron Latzer, Esq.

If to Employee: Amir Elbaz
147 East 82nd Street
New York, NY 10028

14.     Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

15.     Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

16.     Governing Law. This Agreement and its exhibit shall be construed in accordance with and governed by the laws of the State of New York.

17.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

18.     Binding Effect. The provisions of this Agreement and its exhibit shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

19.     Remedies. The parties agree that in addition to any other rights and remedies available to the Company for any breach by Employee of his obligations hereunder, the Company shall be entitled to enforce Employee's obligations hereunder by court injunction, or court ordered affirmative action, which injunction or ordered action may restrain a future breaking of this Agreement if there is reasonable ground to believe that such a breach is threatened. Employee further agrees to allow the Company to enjoin future use or disclosure of its Confidential Information if it has reasonable grounds to believe such action is necessary to protect such Confidential Information.

20.     Attorney's Fees. If either party hereto shall breach any of the terms hereof, such breaching party shall pay to the non-defaulting party all of the non-defaulting party's costs and expenses, including reasonable attorney's fees and costs, incurred by such party in enforcing the terms of this Agreement.

21.     Prohibition Against Assignment. Employee agrees, for himself and on behalf of his successors, heirs, executors, administrators, and any person or persons claiming under him by virtue hereof, that this Agreement and the rights, interests, and benefits hereunder cannot be assigned, transferred, pledged, or hypothecated in any way and shall not be subject to execution, attachment, or similar process. Any such attempt to do so, contrary to the terms hereof, shall be null and void and shall relieve the Company of any and all obligations or liability hereunder.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

For Company:

/s/ Eyal Rosenberg

By: Eyal Rosenberg Its: Chairman of the Board of Directors

For Employee:

/s/ Amir Elbaz

By: Amir Elbaz As: Individual

Exhibit A

Confidentiality, and Intellectual Property Assignment

My obligations under this Confidentiality and Intellectual Property Assignment Agreement (hereafter “Agreement”) are toward (i) Dynamic Applications Corporation (the “Company”), and (ii) its present and future parent companies, subsidiaries, affiliates and successors. All of the aforementioned entities shall be referred to collectively as the “Company’s Entities”.

1.	Confidentiality

1.1.
I will regard and retain as confidential and will not divulge to any third party, or use for any unauthorized purposes either during or after the term of my employment with the Company, any proprietary or confidential information or know-how, as defined below (collectively “Confidential Information”), that I may have acquired during my service or in connection with my employment or contacts with the Company’s Entities, without the written consent of an authorized representative of the Company.

1.2.
Confidential Information shall include, but will not be limited to, information regarding research and development related to actual or anticipated products, inventions, whether patentable or non-patentable, hardware, software or other products, methods of manufacture, trade secrets, test results, processes data, know-how, improvements, intension, ideas, techniques, business plans, business and financial activities, customer lists, finances, banking, investments, investors, properties, employees, marketing plans and any other data related to the business or affairs of the Company's Entities. Confidential Information will include information in written, oral or any other form of communication. Confidential information shall not include, however, any information that is: (i) known to me at the time I commenced employment with the Company as shown by evidence, (ii) publicly known or becomes publicly known through no act or fault on my part, (iii) disclosed to me by third parties who are not subject to confidentiality undertakings toward the Company’s Entities through no act or fault on my part; or (iv) required to be disclosed by law or pursuant to a judicial order or similar decree.

2.	Return of Confidential Information

All materials including, but not limited to, documents, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, and any other material of any kind and in any form, coming into my possession or prepared by me in connection with my service, are the exclusive property of the Company (hereinafter the "Documents"). I agree to return to the Company all such Documents upon termination of my employment, unless I acquire the Company’s specific written consent to release any such Document.

3.	Ownership Rights

Without additional compensation and consideration, I hereby assign and will in the future assign to the Company, and acknowledge and will in the future acknowledge the Company’s exclusive right, (including any ‘moral’ right) domestic and foreign, to any and all intellectual property, including, without limitations, all inventions, improvements, mask works, discoveries, or works, either capable of being patented or copyrighted or not, which I may conceive, make, develop, author, or work on, in whole or in part, independently, or jointly with others, during the term of my employment with the Company, which are either (i) related to the Company’s Entities’ business or actual or demonstrably anticipated research or development; (ii) resulting directly or indirectly from any work I performed for the Company; or (iii) developed in whole or in part on the Company’s time or with the use of any Company’s equipment, supplies, facilities, or trade secret (hereinafter the “Company’s Entities’ Intellectual Property”).

4.	Disclosure and Assignment of Inventions

I will promptly disclose and describe to the Company all of the Inventions which I may conceive, make, reduce to practice, develop, author, or work on, in whole or in part, independently, or jointly with others, during the period of my service with the Company, which either; (i) relate to the Company’s Entities’ business or actual or demonstrably anticipated research or development, (ii) are developed in whole or in part on the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (iii) results directly or indirectly from any work I performed for the Company (hereinafter the "Inventions"). I agree to assign and do hereby assign to the Company any right, title and interest I might have worldwide in such Inventions and any intellectual property right based upon such Inventions.

5.	Employee Assistance

I will, at the Company’s expense, assist in preparation and registration of patents and any other intellectual property right in favor of the Company, in any jurisdiction deemed appropriate by the Company. Such assistance shall include, without limitation, the preparation of documents, drawings and other data and execution of assignments, applications and other forms. I agree to perform this obligation during and after my service with the Company. In order to give full effect to this section I hereby irrevocably appoint the Company (and its representatives) as my attorney in fact, authorized in my name and on my behalf to execute all such documents.

6.	No Conflicting Obligations

I will not disclose to the Company any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless I have first received the written approval of that third party and present it to the Company. I undertake not to perform any activity related to my employment with the Company on the premises of any third party, or while using any equipment or materials that belong to any such third party, unless instructed to do so by the Company.

7.	Third Party Information

I recognize that the Company has received and will in the future receive from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my services for the Company, consistent with the Company’s agreement with such third party.

8.	Breach of Obligation

I agree that, in the event of any breach of any provision hereof, the Company may or will not have an adequate remedy in money or damages. I therefore agree that, in such event, the Company shall be entitled to obtain injunctive relief against such breach in any court of competent jurisdiction, without the necessity of posting a bond even if otherwise normally required. Such injunctive relief will in no way limit the Company’s right to obtain other remedies available under applicable law. No failure or delay by a party hereto in enforcing any right, power or privilege created hereunder shall operate as an implied waiver thereof, nor shall any single or partial enforcement thereof preclude any other or further enforcement thereof or the enforcement of any other right, power or privilege. Without derogation from the above and from Company’s right to take any legal means, I agree to indemnify and hold harmless Company against any claim, cost and/or expense that it may endure as a result of any breach of any provision hereof.

9.	Assignment

This Agreement may be assigned by the Company. I may not assign or delegate my obligations under this Agreement, without the Company's prior written approval.

10.	Condition to Employment

I acknowledge that execution of this Agreement is a condition to the Company's engagement with me and the disclosure of any Confidential Information.

In witness hereof, the parties hereto have executed this Agreement the day and year first above written.

Dynamic Applications Corporation    Amir Elbaz

By: ____________________________  ____________________________
Title:  ____________________________
Date: ____________________________  Date:________________________